Exhibit 10.15.2

EXECUTION COPY

AMENDMENT TO LICENSE AND DISTRIBUTION AGREEMENT

This Amendment to License and Distribution Agreement (this “Amendment”) is dated as of March 1, 2010 by and between Shire LLC, a Kentucky company with offices located at 9200 Brookfield Court, Florence, KY 41042 (“Shire”), and Impax Laboratories, Inc., a Delaware corporation with offices located at 30831 Huntwood Ave., Hayward, CA 94544 (“Impax”). Shire and Impax are collectively referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties are parties to that certain License and Distribution Agreement dated the 19th day of January, 2006 (the “Agreement”) and capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement unless otherwise defined herein;

WHEREAS, pursuant to the terms of the Agreement, Impax pays a royalty to Shire on the sale of Generic Product;

WHEREAS, the Parties desire to amend and clarify the timing with respect to Impax’s royalty payments to Shire.

NOW, THEREFORE, in consideration of the foregoing promises and mutual covenants, the terms and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Amendment. Section 9.3 of the Agreement is amended and restated in its entirety as follows:

Payments made under this Section 9 for Generic Product sold through the end of calendar year 2009 shall be made within thirty (30) days from the end of each calendar quarter in which such Generic Product is sold; payments made relating to Generic Product sold in the first and second calendar quarters of 2010 shall be made within sixty (60) days from the end of the calendar quarter in which such Generic Product is sold; and payments made relating to Generic Product sold in the third calendar quarter of 2010 through the end of the Term of the Agreement shall be made within forty-five (45) days of the calendar quarter in which the Generic Product is sold. The relevant period for making the above payments is referred to as the “Reporting Period”. All such payments shall include an invoice detailing the calculation of Net Sales and Net Profits, as each may be applicable and the royalties payable hereunder. In the event of two occurrences where payment by Impax is delayed beyond the relevant Reporting Period, the Reporting Period shall revert to thirty (30) days from the end of each calendar quarter at Shire’s election and upon ten (10) days advance written notice from Shire to Impax.

EXECUTION COPY

2. No other Amendments. Except as expressly amended hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

3. Execution in counterparts. This Amendment may be executed in two (2) counterparts, each of which shall be deemed an original but which together constitute one and the same instrument. This Amendment may be executed by facsimile or electronically scanned signatures, which shall have the same force and effect as original signatures.

IN WITNESS WHEREFORE, the undersigned have executed this Amendment as of the Amendment Effective Date.

SHIRE LLC

By:	/s/ James J. Harrington
Name:	James J. Harrington
Title:	SVP Shire

IMPAX LABORATORIES, INC.

By:	/s/ Arthur A. Koch, Jr.
Name:	Arthur A. Koch, Jr.
Title:	SVP-CFO